Transition, Separation and Release Agreement
THIS TRANSITION, SEPARATION AND RELEASE AGREEMENT (“Agreement”), dated as of May 8, 2023 (“Effective Date”), is by and between Univar Solutions Inc. (the “Company”), and Noelle J. Perkins (“Ms. Perkins”).
WHEREAS, the Company previously announced that Ms. Perkins will depart the Company following a mutually agreed transition period;
WHEREAS, at the request of the Company, Ms. Perkins has agreed to remain in her current role with the Company until June 30, 2023 (“Separation Date”);
WHEREAS, the Company has requested that Ms. Perkins provide for an orderly transition with her successor, including but not limited to facilitating the completion of the Company’s merger with Apollo Global Management (“Merger”);
WHEREAS, the Company has requested that Ms. Perkins provide a customary release of claims in favor of the Company in connection with her separation from the Company;
WHEREAS, Ms. Perkins is willing to forfeit as of the Separation Date her unvested equity awards;
WHEREAS, during her tenure, Ms. Perkins has been a vital member of the executive leadership team and has played a critical role in furtherance of the Merger;
WHEREAS, in recognition of Ms. Perkins’ extraordinary contributions and in consideration of her willingness to provide valuable transition services through the Separation Date, her willingness to forfeit her unvested equity awards, and her willingness to execute and not revoke a customary release of claims in favor of the Company, the Compensation Committee of the Board of Directors of the Company has approved the payment to Ms. Perkins of the Transition, Separation and Release Payment (as defined below); and
WHEREAS, the Company and Ms. Perkins desire to set forth their respective rights and obligations.
NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
1.Transition, Separation and Release Payment. In consideration of (a) Ms. Perkins’ extraordinary contributions to the Company, including her efforts in furtherance of the completion of the Merger, (b) Ms. Perkins’ agreement to remain in her current role with the Company until the Separation Date, (c) Ms. Perkins’ agreement to forfeit as of the Separation Date her unvested equity awards, and (d) Ms. Perkins’ execution and non-revocation during the applicable revocation period of the release of clams in the form attached as Exhibit A to this Agreement (such form, the “Release” and such conditions, the “Release Conditions”), subject to (i) completion of the Merger, (ii) satisfaction of the Release Conditions and (iii) continued compliance with the Restrictive Covenants (as defined below), the Company will pay to Ms. Perkins, within five days following the completion of the Merger, a lump sum cash payment equal to $2,000,000 (the “Transition, Separation and Release Payment”), less applicable withholdings for federal, state and local taxes.
2.Acknowledgement of Restrictive Covenants; Treatment of Vested Stock Options. Ms. Perkins acknowledges and agrees that (a) the restrictive covenants included in her

Severance and Change in Control Agreement with the Company and equity award agreements with the Company (collectively, the “Restrictive Covenants”) will remain in full force and effect in accordance with their terms, and (b) any vested stock options held by Ms. Perkins as of the Separation Date will remain outstanding and exercisable by Ms. Perkins for a period of 90 days following the Separation Date in accordance with their terms.
3.Entire Agreement. This Agreement, together with the Release and the Restrictive Covenants described in Section 2 of this Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties arising out of or relating to the matters contemplated by this Agreement.
4.Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof. Any disputes regarding this Agreement shall be brought only in the Delaware Chancery Court in Wilmington, Delaware or the US District Court for the District of Delaware.
5.Severability of Provisions. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.
6.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, including as a result of a merger or sale of all or substantially all of the Company’s assets or similar corporate transaction. This Agreement shall not be assignable by Ms. Perkins. If Ms. Perkins shall die before all the payments required by this Agreement to be made to Ms. Perkins have been made, then all remaining payments shall be made to Ms. Perkins’ estate or such person or trust as Ms. Perkins shall designate.
7.Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.
8.Modification. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both Ms. Perkins and the Company.
9.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
UNIVAR SOLUTIONS INC.
By:/s/ Jennifer A. McIntyre
Name: Jennifer A. McIntyre
Title:     SVP, Chief People and Culture Officer
/s/ Noelle J. Perkins
Noelle J. Perkins

Signature Page to Transition, Separation and Release Agreement

Exhibit A
THIS RELEASE (this “Release”) is entered into between Noelle J. Perkins (“Ms. Perkins”) and Univar Solutions Inc. (the “Company”), for the benefit of the Company. Reference is made to the Transition, Separation and Release Agreement (“Separation Agreement”), dated as of May 8, 2023, by and between the Company and Ms. Perkins. Capitalized terms used and not defined herein shall have the meanings provided in the Separation Agreement. The entering into and non-revocation of this Release is a condition to Ms. Perkins’ right to receive the Transition, Separation and Release Payment.
Accordingly, Ms. Perkins and the Company agree as follows:
1.    In partial consideration for the Transition, Separation and Release Payment, to which Ms. Perkins is not otherwise entitled, and the sufficiency of which Ms. Perkins acknowledges, Ms. Perkins represents and agrees, as follows:
(a)    Ms. Perkins, for herself, her heirs, administrators, representatives, executors, successors and assigns (collectively “Releasers”), hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its parents, subsidiaries, divisions, affiliates and related entities and their current and former directors, officers, and, in their official capacities as such, shareholders, trustees, employees, consultants, independent contractors, representatives, agents, servants, successors and assigns and all persons acting by, through or under or in concert with any of them (collectively “Releasees”), from all claims, rights and liabilities up to and including the date of this Release arising from or relating to Ms. Perkins’ employment with (including service as a director), or termination of employment from (including termination of service as a director), the Company and its subsidiaries and affiliates, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, debts and expenses in connection with Ms. Perkins’ employment and termination of employment with the Company and its subsidiaries, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, the Illinois Constitution, the Illinois Wage Payment and Collection Act, the anti-retaliation provisions of the Illinois Workers’ Compensation Act, the Illinois Minimum Wage Law, the Illinois Human Rights Act, the Illinois Whistleblower Act, and the Illinois Human Rights Act, the Illinois Wage Theft Enforcement Act, the Illinois Genetic Information Privacy Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Biometric Privacy Act, the Chicago Human Rights Ordinance, the Cook County Human Rights Ordinance, the Illinois Family Bereavement Act, the Illinois One Day Rest in Seven Act, and the Illinois Equal Pay Act. Nothing contained herein shall restrict the parties’ rights to enforce the terms of this Release.
(b)    To the maximum extent permitted by law, Ms. Perkins agrees that she has not filed, nor will she ever file, a lawsuit asserting any claims which are released by this Release, or to accept any benefit from any lawsuit which might be filed by another person or government entity based in whole or in part on any event, act, or omission which is the subject of this Release.
(c)    This Release specifically excludes (i) Ms. Perkins’ rights and the Company’s obligations under the Separation Agreement, (ii) Ms. Perkins’ rights as a stockholder or equity award holder of the Company, (iii) claims which may not be released under applicable law and (iv) any indemnification or directors’ and officers’ liability insurance or similar rights Ms. Perkins has as a current or former officer of the Company.
(d)    The parties agree that this Release shall not affect the rights and responsibilities of the US Equal Employment Opportunity Commission (hereinafter “EEOC”) to enforce ADEA and other laws. In addition, the parties agree that this Release shall not be used to justify interfering with Ms. Perkins’ protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC, the Securities and Exchange Commission (“SEC”) or other government agency to the extent she is permitted to do so by applicable law or making other disclosures that are protected under whistleblower provisions of federal law or regulation, in each case without the necessity of prior authorization from the Company or the need to notify the Company that she has done so. The parties further agree that Ms. Perkins knowingly and voluntarily waives all rights or claims (that arose prior to Ms. Perkins’ execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC.
2.    Ms. Perkins acknowledges that the Company has specifically advised her of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Ms. Perkins further acknowledges that she has been furnished with a copy of this Release, and she has been afforded twenty-one (21) calendar days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Ms. Perkins affirmatively states that she has had sufficient and reasonable time to review this Release and to consult with an attorney concerning her legal rights prior to the final execution of this Release. Ms. Perkins further agrees that she has carefully read this Release and fully understands its terms. Ms. Perkins acknowledges that she has entered into this Release, knowingly, freely and voluntarily. Ms. Perkins understands that she may revoke this Release within seven (7) calendar days after signing this Release. Revocation of this Release must be made in writing and must be received by [___] at the Company, [COMPANY ADDRESS], within the time period set forth above.
3.    This Release covers both claims that Ms. Perkins knows about and those Ms. Perkins may not know about. Ms. Perkins expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Ms. Perkins understands the significance of Ms. Perkins’ release of unknown claims and Ms. Perkins’ waiver of statutory protection against a release of unknown claims.
4.    This Release will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.
5.    This Release shall become effective and enforceable on the eighth day following its execution by Ms. Perkins, provided she does not exercise her right of revocation as described above. If Ms. Perkins fails to sign and deliver this Release or revokes her signature, this Release will be without force or effect, and Ms. Perkins shall not be entitled to the Transition, Separation and Release Payment.
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Date:
                            Noelle J. Perkins
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